Exhibit 99.1

FOR IMMEDIATE RELEASE                                October 15, 2003
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For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
                       Reports Third Quarter 2003 Results

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     St.  Louis,  October  15,  2003 --  Maverick  Tube  Corporation  (NYSE:MVK)
announced today its results for the quarter and nine months ended September 30, 2003. The Company reported third quarter net income of $8.7 million, or $0.21 per share, compared to net income in the same quarter last year of $636,000, or $0.02 per share. For the first nine months of fiscal 2003, the Company recorded net income of $10.0 million or $0.24 per share, compared to net income of $4.0 million, or $0.11 per share, in the prior year period. Included in net income for the nine months ended September 30, 2002 is a gain of $518,000, from the disposal of discontinued operations. Net sales were $226.8 and $641.1 million, for the quarter and nine months ended September 30, 2003, respectively, compared to net sales of $117.7 and $328.1 million for the quarter and nine months ended September 30, 2002, respectively.

     Total tons of the Company's U.S. energy related products shipped during the third quarter increased to 137,138 tons, or 48.7%, compared to the third quarter of fiscal 2002. This increase was primarily due to a 27.5% increase in drilling rates in the U.S. during the quarter compared to the third quarter of fiscal 2002, with a 28% increase in gas related drilling and a 21% increase in oil related drilling. Energy shipments in Canada also increased to 78,795 tons, or 48.3%, during the third quarter as compared to the same quarter of the prior year, with drilling levels increasing 51% from the third quarter of last year. Third quarter shipments of the Company's industrial products increased to 105,103 tons, or 185.1%, compared to the third quarter of fiscal 2002, due primarily to sales from recent acquisitions.

     Gregg Eisenberg, President and CEO said, "The rig count moved ahead by 6% in the U.S. and 89% in Canada since last quarter as spring break-up ended. Imports into the U.S. were higher than a year ago, but slowed from last quarter. Inventory held by distributors and end users fell from the previous quarter. As a result, domestic energy shipments in the U.S. were up 8% from last year, but down by about 10% from last quarter. In Canada, higher imports and some inventory draw downs partially offset the rig count increases causing domestic shipments to increase 49% from last year and 32% from the last quarter."

     Eisenberg went on to say, "Maverick's energy business performed very well in this improving environment. We benefited from strong volumes and lower costs and we saw our pricing improve slightly as well. With the improvement in drilling already taking place both in the U.S. and in Canada, we are optimistic that profitability may continue to accelerate in the fourth quarter."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2002.

                               - Table attached -

                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 For the Third Quarter Ended September 30, 2003
       (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)

                                                   Third Quarter Ended                Nine Months Ended
                                                      September 30,                      September 30,
                                                 2003           2002(1)              2003          2002(1)
                                                 ----           -------              ----          -------
Average U.S. Rig Count                          1,088               853             1,006              826
Average Canadian Rig Count                        383               249               357              272

Tons shipped                                  321,037           182,203           941,741          546,057

Net sales                                    $226,753          $117,696          $641,116         $328,073
Gross profit                                   29,765            11,056            60,320           34,910
Restructuring costs (2)                            --                --                --              369
Partial trade case recovery (3)                   950                --               950               --
Income from operations                         14,999             2,146            21,456          8,742
Income from continuing operations
  before income taxes                          12,288             1,238            14,303            5,979
Income from continuing operations               8,677               636             9,982            3,455
Gain from disposal of
  discontinued operations (4)                      --                --                --              518
Net income                                    $8,677              $636            $9,982           $3,973

Basic earnings per share from
  continuing operations                         $0.21             $0.02             $0.24            $0.09
Basic earnings per share                        $0.21             $0.02             $0.24            $0.11

Diluted earnings per share from
  continuing operations                         $0.21             $0.02             $0.24            $0.09
Diluted earnings per share                      $0.21             $0.02             $0.24            $0.11

Weighted average number of
  shares deemed outstanding                42,254,000        41,149,188        42,035,951       37,578,059

Working capital                                                                  $236,710         $140,533
Property, plant and equipment-net                                                 185,381          167,887
Goodwill and intangibles (5), (6) & (7)                                           112,910           43,161
Total assets                                                                      643,538          444,372

Long-term debt                                                                   $174,518          $17,718
Stockholders' equity                                                              368,757          339,563

Depreciation and amortization                                                     $16,733          $14,137

(1) Certain reclassifications have been made to prior year balances to conform to the current year presentation. The Company reclassified freight revenue previously classified in cost of goods sold to net sales for all periods presented. In addition, the Company adopted Statement of Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections." Accordingly, the Company reclassified the previously recognized extraordinary item from the early extinguishment of debt into continuing operations.

(2) During the fourth quarter of fiscal 2001, the Company decided to close the Longview, Washington facility and relocated most of that facility's production equipment to Hickman, Arkansas. During the first quarter of fiscal 2002, the Company incurred additional costs related to closing the facility of $681,000 and reversed $312,000 of the initial accrual primarily as a result of a decision to retain certain employees.

(3) Payments will be made to several steel and metals companies under "The Continued Dumping and Subsidy Offset Act of 2000" in November, 2003. These payments will be made to cover certain expenses, including investment in manufacturing facilities and anti-subsidy measures. The Company accrued a $950,000 partial recovery for the trade case outstanding with the Department of Commerce. This recovery increased income from continuing operations before extraordinary items by $0.01 per share for the quarter and for the year.

(4) On March 29, 2002, the Company completed the sale of its DOM assets for $8.1 million, consisting of cash in the amount of $1.3 million and the buyer's nine year secured promissory note for the balance. The Company guaranteed the $1.5 million asset-based line of credit of the buyer. In connection with the guarantees, the Company was granted liens and appropriate subrogation rights in the assets conveyed to the buyer. The Company recorded a $518,000 after-tax gain from discontinued operations.

(5) On February 28, 2003, the Company acquired SeaCAT Corporation. The results of SeaCAT's operations have been included in the consolidated financial statements since that date. SeaCAT is a supplier of specialized coiled tubing products for use in umbilicals that are used to control and service sub-sea oil and gas production facilities. The aggregate purchase price for SeaCAT was $21.1 million, consisting of $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock valued at $12.1 million. The value of the 733,676 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition. The purchase price could be increased by up to an additional $750,000 if SeaCAT achieves certain performance targets through 2005. The cost to acquire SeaCAT has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The identification of intangible assets is subject to adjustment as additional information becomes available. The preliminary allocation resulted in acquired goodwill of $15.2 million.

(6) On December 31, 2002, the Company acquired the assets and certain liabilities of the tubular division of The LTV Corporation for $120.3 million. The results of the tubular division's operations have been included in the consolidated financial statements since that date. The tubular division principally produces and sells a full line of electrical conduit, line pipe and standard pipe products for the U.S. market. The costs to acquire the tubular division have been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final fixed asset appraisals, identification of intangible assets and the exit costs associated with the Company's rationalization plans are subject to adjustment as additional information becomes available. The preliminary allocation resulted in acquired goodwill of $54.6 million.

(7) On March 29, 2002, the Company acquired 100% of the outstanding stock of Precision Tube Holding Corporation. The results of Precision's operations have been included in the consolidated financial statements since that date. Precision is a supplier of coiled tubing products for use in down-hole well servicing and line pipe applications. The aggregate purchase price for the Precision Tube stock was $63.0 million, consisting of $60.7 million in cash (which includes an upward adjustment to reflect the cash on hand as of the closing date) and 200,000 shares of Maverick common stock valued at $2.3 million. The value of the 200,000 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

10/15/03